Exhibit 99.3

[LETTERHEAD OF LAZARD FRERES & CO. LLC]

The Board of Directors

Coca-Cola Enterprises, Inc.

2500 Windy Ridge Parkway

Atlanta, Georgia 30339

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated August 6, 2015, to the Board of Directors of Coca-Cola Enterprises, Inc. (“CCE”) as Annex E-1 to, and reference thereto under the headings “SUMMARY — Opinions of CCE’s Financial Advisors — Opinion of Lazard Frères & Co. LLC” and “THE MERGER — Opinions of CCE’s Financial Advisors — Opinion of Lazard Frères & Co. LLC” in, the proxy statement/prospectus relating to the proposed transaction involving CCE, European Refreshments, Coca-Cola Gesellschaft Mit Beschränkter Haftung, Vivaqa Beteiligungs Gmbh & Co. KG, Coca-Cola Iberian Partners, S.A., Coca-Cola European Partners Limited (formerly known as Spark Orange Limited), Orange U.S. HoldCo, LLC and Orange MergeCo, LLC, which proxy statement/prospectus forms a part of the Registration Statement on Form F-4 of Coca-Cola European Partners Limited (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

LAZARD FRERES & CO. LLC

By:	/s/David Staats
Managing Director

December 15, 2015